Exhibit 10.1
September 27, 2024

Michael Guthrie
VIA EMAIL
Re: Separation and Transition Agreement
Dear Michael:
This letter confirms the agreement (“Agreement”) between you and Roblox Corporation (the “Company”) concerning the terms of your employment separation and transition from the Company.

1.Transition Periods.
a.    CFO Transition Period. You will continue as a full-time at-will employee of the Company in your role as the Company’s Chief Financial Officer (“CFO”) during the period beginning on the Effective Date (as defined below) through the commencement of the Company’s next CFO in such CFO role (such actual period you continue to serve as CFO, the “CFO Transition Period”). During the CFO Transition Period, you will continue receiving your regular annual base salary of $715,000, less applicable withholdings, in accordance with the Company’s normal payroll practices. During the CFO Transition Period, you will remain eligible to receive the severance and other benefits set forth in your Amended and Restated Change in Control Severance Agreement with the Company effective December 14, 2021 (the “Severance Agreement”), subject to the satisfaction of the terms and conditions set forth therein. Further, during the CFO Transition Period, you will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any approvals or eligibility requirements. If you remain continuously employed in your role as CFO on the date the Company grants any 2025 salary adjustments, refresh or annual equity awards to its senior executives (expected to occur in or around March 2025), you will remain eligible to receive such salary adjustments and equity awards (including performance-based equity awards) with terms and conditions established by the Board of Directors (or its designated committee) with any performance-based metrics consistent with those approved for other senior executives of the Company. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.
b.    Employment Separation. Upon the commencement of employment of the Company’s next CFO in such CFO role, your CFO Transition Period will end immediately, and you will have resigned as an employee of the Company and from your role as CFO and the Company will have accepted such resignation (the date of termination of your employment with the Company, the “Employment Separation Date”). As of the Employment Separation Date, you also will be deemed to have resigned from any and all officer and director roles with the Company and its subsidiaries without any further action required by you, provided that you agree to execute any documents as may be reasonably requested by the Company to reflect such resignation.

c.    Advisory Period. Immediately following the CFO Transition Period, and without a break in service with the Company, you will commence advisory transitional services as reasonably requested by the Company’s Chief Executive Officer, the CFO or the Board of Directors for a period equal to the later of (a) the seven (7) month anniversary of the date your intended transition was publicly announced (August 1, 2024) and (b) the one (1) month anniversary of the Employment Separation Date (such actual period you provide such advisory transitional services, the “Advisory Period,” and together with the CFO Transition Period, the “Transition Periods”). Such advisory services will be provided for no less than ten (10) hours per month (and not to exceed twenty (20) hours per month) and you will be compensated for such advisory services at the rate of $59,583 per month, or, if greater, at the monthly rate of 1/12th of your regular annual base salary in effect as of the Employment Separation Date, during the Advisory Period. In performing the advisory services, you will be an independent contractor and not an employee or agent of the Company. The Company will share confidential information with you as it deems necessary to effectively carry out the advisory services. During the Transition Periods, your Equity Awards (as defined below) will continue to vest in accordance with their terms. For the avoidance of doubt, if you remain a Service Provider (as such term is defined in the Company’s 2020 Equity Incentive Plan (the “2020 Plan”)) through December 31, 2024, but the Transition Periods end prior to the Determination Date (as such term is defined in the Award Agreement) for any reason, then the performance-based restricted stock unit award granted to you on April 13, 2023 (the “Award”), and governed by the “Restricted Stock Unit Agreement (Performance-Based)” (the “Award Agreement”) will remain outstanding through the Determination Date and the date such Award is settled to the extent it is determined that any shares subject to the Award are earned pursuant to the terms of the Award Agreement.
2.Company Equity Awards. You previously were granted certain equity awards covering shares of the Company’s Class A common stock (“Shares”) under the 2020 Plan and the Amended and Restated 2017 Equity Incentive Plan (together, the “Plans”) and applicable award agreements thereunder, that are outstanding as of the date first set forth above, as specified in Schedule A attached hereto (the “Equity Awards,” and such plans and agreements, the “Award Documents”). You and the Company agree that during the Transition Periods, your Equity Awards will continue vesting but otherwise will cease vesting upon cessation of your continued status as a “Service Provider” (as defined in the Plan under which the applicable Equity Award has been granted) except as provided in this Agreement or as set forth in the applicable Award Documents. Further, and except as provided in this Agreement or as set forth in the applicable Award Documents, any Equity Awards or portions thereof that have not vested through the date of the cessation of your status as a Service Provider will be forfeited permanently and you will have no further rights with respect to such Equity Awards (or portions thereof) or Shares subject thereto. Except as provided in Section 1.c. or this Section 2, your Equity Awards remain subject to the terms and conditions of the Award Documents.
3.Employee Benefits; No Other Monies Owed. Your health insurance benefits will cease on the last day of the month in which the Employment Separation Date occurs, subject to your right to continue your health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”). Your participation in all benefits and incidents of employment, including without limitation, vesting in equity-based compensation (except as provided in Section 1.c. or Section 2 herein), the accrual of bonuses (if any), vacation, and paid time off, will cease as of the Employment Separation Date. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Employment Separation Date, including in connection with your Severance Agreement, with the exception of any vested right you may have under the express terms of the Severance Agreement or a written ERISA-qualified benefit plan. You further acknowledge and agree that you are responsible for attorneys’ fees and costs for counsel you engaged prior to or in connection with executing this Agreement and that you will not seek reimbursement from the Company or its insurers for any such attorneys’ fees and costs.
4.Return of Company Property. As of no later than the last day of the Transition Periods, you will return all documents and other items provided to you by the Company (with the exception of a copy of the Company’s Employee Handbook and personnel documents specifically relating to you), developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company, including, without limitation, any computers, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company as well as all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored materials of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you will, on or before the Employment Separation Date, provide the Company with a list of any documents that you created or you are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. The Company’s obligations under this Agreement are contingent upon you returning all of the Company’s documents, data, and other property as set forth above.
5.Cooperation. You agree that during and following the Advisory Period, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company with respect to matters of which you were personally involved or had personal knowledge while employed by the Company. Without limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, and preparing for and giving testimony, including written declarations or statements.
6.Confidential Information. You hereby acknowledge that, except as expressly set forth herein, you are bound by your post-employment obligations in the attached At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement  (attached hereto as Exhibit One) (the “Confidentiality Agreement”), which you confirmed in your Confirmatory Offer Letter. You acknowledge and agree that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Confidentiality Agreement), that, except as otherwise required by law and/or excepted by the Protected Activity Not Prohibited section below, you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone.
7.General Release and Waiver of Claims. In exchange for the consideration set forth herein, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with or service to the Company.
This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Immigration Reform and Control Act; the California Family Rights Act; the California Labor Code; the California Business and Professions Code; and the California Worker Adjustment and Retraining Notification Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations.
Notwithstanding the foregoing, the following are not included in the released claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your applicable written indemnification agreement with the Company dated September 22, 2020 and under the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims arising from the breach of this Agreement; and (v) any claims arising after the date you sign this Agreement.

You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except if served with a subpoena or as otherwise required by law.
Except as otherwise required by law and/or excepted by the Protected Activity Not Prohibited section below, you agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, except as set forth above regarding cooperation with Government Agencies. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder with respect only to the claims released herein, as well as under any other statute or common law principles of similar effect.

9.Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the

ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and return it to the Company in less than the twenty-one (21)-day period identified above, you hereby acknowledge that you have knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.
10.Protected Activity Not Prohibited. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit your participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. You understand that nothing in the Confidentiality Agreement shall limit or prohibit you from engaging in any protected conduct set forth in this Section.

11.Non-Disclosure. Except if required by law or if the specific information is publicly available due to your role as a former Section 16 Officer, and except as otherwise excepted by the Protected Activity Not Prohibited section above, you agree that you will not disclose to others the terms and conditions of this Agreement, including any negotiations leading up to it, except that you may disclose such information, on express condition of confidentiality, to your spouse and to your attorney or accountant in order for such individuals to render services to you. For purposes of this Agreement, “Section 16 Officer” means an individual who, with respect to the Company’s securities, is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
12.Arbitration Agreement. EXCEPT AS PROHIBITED BY LAW NOTWITHSTANDING THE APPLICATION OF THE FAA, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, YOUR EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. YOU AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, YOU MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN YOUR INDIVIDUAL CAPACITY. ANY CLAIMS YOU MAY BRING PURSUANT TO THE PRIVATE ATTORNEYS GENERAL ACT (“PAGA”) ON BEHALF OF THE LABOR AND WORKFORCE DEVELOPMENT AGENCY MUST BE ARBITRATED ONLY IN YOUR INDIVIDUAL CAPACITY WITHOUT ANY JOINDER OR REPRESENTATION OF ANY CALIFORNIA LABOR CODE VIOLATIONS THAT WERE OR COULD BE ASSERTED BY OR ON BEHALF OF ANY OTHER EMPLOYEES. ANY ARBITRATION WILL OCCUR IN THE PRIMARY STATE, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE PRIMARY STATE’S CODE OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY

ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.
13.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of any of the Released Parties.
14.Complete and Voluntary Agreement. This Agreement, together with the other agreements as referenced herein, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including without limitation your Confirmatory Offer Letter with the Company dated November 18, 2020 (the “Confirmatory Offer Letter”) and following your Employment Separation Date, your Severance Agreement. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you acknowledge that you were offered the opportunity to review this Agreement with counsel of your choosing.
15.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

16.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at-will”. It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.
17.Miscellaneous. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by you and an authorized representative of the Company. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.
18.Governing Law. Except as to the arbitration agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of California, except that the enforceability of the arbitration agreement shall be subject to the Federal Arbitration Act.
19.Effective Date. This Agreement shall be null and void if not executed by you within twenty-one (21) days of your receipt of this Agreement for review. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
[signature page follows]

Sincerely,
Roblox Corporation

By: /s/ David Baszucki
David Baszucki
CEO, President and Founder

READ, UNDERSTOOD AND AGREED TO:

 /s/ Michael Guthrie

Michael Guthrie

September 30, 2024

Date
Schedule A: Equity Awards
Exhibit One:    At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement